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Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Paul G. Van Wagenen
(713) 297-5000

POGO'S STRONG FIRST QUARTER EARNINGS SPARKED BY 30% PRODUCTION INCREASE

2003 DRILLING PACE AHEAD OF PLAN

Quarterly Dividend Declared

        HOUSTON, TX—April 22, 2003—First quarter 2003 net income of Pogo Producing Company ("PPP"—NYSE) rose to $88,477,000, or $1.45 per share, on revenues of $310,754,000, compared to first quarter 2002 net income of $9,025,000, or $0.17 per share, on revenues of $142,910,000. Discretionary cash flow soared 129% in the first quarter of 2003 to $195,341,000, from $85,297,000 in the same quarter of 2002.

        Pogo's Chairman and Chief Executive Officer, Paul G. Van Wagenen said, "Our highly successful 2002 drilling program is continuing in 2003, yielding record crude oil and natural gas production. Excellent energy prices have also contributed to the very positive first quarter results. During the quarter, Pogo drilled 56 gross wells, 55 of which are successful producers. Some 23 additional wells were being drilled in Pogo's various divisions as the first quarter ended. Pogo's drilling pace is undeniably brisk, but the success rate cannot be criticized."

        "The good first quarter results are partially attributable to higher prevailing energy prices, a factor we do not truly control," Mr. Van Wagenen continued. "An important measure of Pogo's success, however, is its significantly higher production generated by very successful drilling."

        In the first quarter of 2003, Pogo produced a daily average of 67,602 barrels of liquid hydrocarbons, including crude oil, condensate and plant products, a 43% increase from 47,175 barrels per day Pogo averaged in the first quarter of last year. Meanwhile, Pogo produced 304.8 million cubic feet of natural gas per day (mmcf/d) in the quarter just completed, a 15% increase from 264.0 mmcf/d produced during the first quarter of 2002. When calculated on an energy equivalent basis, Pogo's first quarter 2003 equivalent daily production of all hydrocarbons averaged 118,394 barrels per day, a 30% increase from 91,175 equivalent barrels per day produced during the first quarter one year ago.

        Natural gas prices averaged $4.63 per thousand cubic feet (mcf) in the first quarter of this year, up from $2.67 per mcf in the same quarter of 2002. Average oil and condensate prices received by Pogo in the first quarter of 2003 rose to $32.14 per barrel, up from $20.04 per barrel in the same quarter of last year.

THE GULF OF THAILAND

        Ten Gulf of Thailand wells were drilled and each was successfully completed during the first quarter. Nine of those wells were development wells drilled on the "A" and "B" platform areas in the Tantawan field. New pay zones were encountered in each of the nine wells despite being located in platform areas that began producing in 1997. An important new exploratory well, the Benchamas No. 27, was successfully drilled late in the first quarter, encountering 210 net feet of oil and natural gas pay. That well establishes a new platform location at the southern end of the upthrown west-side hinge area near the northern boundary of the Jarmjuree field.

        In the second quarter, Pogo expects to drill as many as six exploratory wells in various fields across license concession Block B8/32. Two drilling rigs are once again working in the Gulf of Thailand. Simultaneous development drilling is ongoing at Benchamas "H" platform where six to eight new wells are slated, and at Benchamas "C" platform area with four additional wells planned. Eight new Gulf of Thailand platforms were ordered in late 2002. Three of those new platforms are currently being fabricated, with work on the remaining five platforms expected to begin within the next few months.

THE GULF OF MEXICO

        Three first quarter wells were drilled, including the B-5 well on the 100% Pogo owned Main Pass Blocks 61/62 field. The latter was a delineation well to the shallower BA4AA horizon, discovered in 2002 with the drilling of the B-4 well. The B-5 well is now on stream and is producing about 3,000 barrels per day.

        An exploratory well, the Chandeleur Sound Block 69, No. 1, discovered some 40 feet of net natural gas pay in the Tex-W horizon. That well is currently being completed, and that production will be taken to Pogo's nearby facilities at Main Pass Block 10. Production is expected to begin by the third quarter of this year. Another exploratory well, the Chandeleur Sound Block 70, No. 1, will be spudded within the next several days.

ONSHORE AREAS

        The first quarter success in Pogo's domestic onshore areas of interest was very gratifying. Eight development wells were drilled in the onshore Gulf Coast region during the quarter, all successfully, including four at the Los Mogotes field. Also in south Texas, the Benevides Trust No. 2, drilled and completed at Pogo's 100% owned South Hundido field, is producing natural gas at the rate of 2.6 mmcf/d. The Winch No. 20 well, successfully drilled at Pogo's 67% owned Mujeres Creek field in Webb County, Texas, is producing 3.5 mmcf/d.

        Pogo plans to drill 82 wells in the Permian Basin in 2003. Some 28 wells had been drilled, 27 successfully, and 13 others were in progress as the quarter ended. The first quarter drilling program included 17 lower ownership Spraberry wells. An important first quarter Permian Basin success was the Pecos 33 Federal No. 2 in Eddy County, New Mexico, which is 67% owned by Pogo and is producing from the Morrow formation at the rate of 5 mmcf/d. Two or three additional wells are now planned in this area, a number that includes the currently drilling Pecos 32 State No. 1.

        Seven shallower Lower Ft. Union formation wells were drilled during the first quarter in the Madden Field in central Wyoming, where Pogo owns about 11%, and three other wells are currently being drilled. The deep Bighorn 9-4 well to the Madison formation reached total depth in March, and testing is ongoing; early indications show natural gas pay thickness of about 240 feet.

HUNGARY

        Pogo's scientific analysis of its Hungary prospects continued during the first quarter, along with continued attention to permitting and regulatory compliance, in anticipation of a multiple well drilling program scheduled to begin in the third quarter of this year. Many different prospect types are planned for Pogo's drilling program in this new international province.

QUARTERLY DIVIDEND DECLARED

        The Board of Directors today declared a dividend of $0.05 (five cents) per share of common stock to be paid May 23, 2003, to shareholders of record as of May 9, 2003.

	Three Months Ended March 31,
	2003	2002
Natural gas
Price per Mcf	$4.63	$2.67
Production (sales), Mcf per day	304,750	264,003
Crude oil and condensate
Price per barrel	$32.14	$20.04
Production, barrels per day	63,083	43,563
Sales, barrels per day	60,107	41,711
Total liquids
Production, barrels per day	67,602	47,175
Sales, barrels per day	64,626	45,323
A summary of unaudited results follows, stated in thousands, except per share amounts:
Revenues:
Oil and gas	$309,867	$142,297
Other	887	613

	$310,754	$142,910

Income before cumulative effect of change in accounting principle	$92,643	$9,025
Cumulative effect of change in accounting principle(1)	(4,166)	—

Net income	$88,477	$9,025

Earnings (loss) per share:
Basic—
Income before cumulative effect of change in accounting principle	$1.52	$0.17
Cumulative effect of change in accounting principle(1)	(0.07)	—

Net Income	$1.45	$0.17

Diluted—
Income before cumulative effect of change in accounting principle	$1.44	$0.17
Cumulative effect of change in accounting principle(1)	(0.07)	—

Net income	$1.37	$0.17

        Discretionary cash flow is presented because of its wide acceptance as a financial indicator of a company's ability to internally fund exploration and development activities and to service or incur debt. Discretionary cash flow should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles. The Company defines discretionary cash flow as net cash provided by operating activities before changes in operating assets and liabilities and exploration expenses. A reconciliation to net cash provided by operating activities is shown below:

Net cash provided by operating activities	$223,975	$96,066
Remove changes in operating assets and liabilities	(30,466)	(10,593)
Add back exploration expenses	1,832	(176)

Discretionary cash flow	$195,341	$85,297

(1)
Result of adoption of Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations" on January 1, 2003.

        Pogo Producing Company explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns interests in 77 federal and state Gulf of Mexico lease blocks offshore from Louisiana and Texas (assuming the award of all blocks on which Pogo was high bidder in the recent federal OCS lease sale). Pogo also owns approximately 684,800 gross leasehold acres in major oil and gas provinces in the United States, approximately 714,000 gross acres in the Gulf of Thailand, approximately 781,800 gross acres in Hungary, approximately 113,000 gross acres in the United Kingdom North Sea and approximately 81,000 gross acres in the Denmark North Sea. Pogo common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "PPP".

        Except for the historical and present factual information contained herein, the matters set forth in this release include statements of management's current expectations as to efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the company. Statements identified by words such as "expects," "projects," "plans," "believes," "estimates," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from Pogo's operations cannot be fully realized, the possibility that commodity prices, costs or difficulties related to the conduct of its business will be greater or lesser than expected, and the impact of competition and other risk factors relating to our industry will be greater than expected, all as detailed from time to time in Pogo's reports filed with the Securities and Exchange Commission. Pogo disclaims any responsibility to update these forward-looking statements.

        There will be a financial analyst teleconference call on Tuesday, April 22, 2003 at 2:30 p.m. CDT. The call can be monitored through a live broadcast via the World Wide Web at www.pogoproducing.com. A rebroadcast will be available at that website through July 14, 2003. Microsoft Media Player is required to access the webcast. It can be downloaded from www.microsoft.com/windows/mediaplayer.

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  Exhibit 99.1